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# Strategic Marketing Partner Agreement

Agreement made this the 22nd day of June by and between **Smart-Tek Automated Services, Inc.**, located at 11838 Bernardo Plaza Court, Suite 240, San Diego, CA 92128 herein after collectively referred to as "Company" and United We Stand Corporation, located at 13552 Claudia Dr Hudson FL 34667 herein after known as "Strategic Marketing Partner"

**WHEREAS,** Company provides staffing services to companies,

**WHEREAS,** Strategic Marketing Partner desires to assign right, title and interest to specific client contracts set forth in Schedule A ("Customers") to Company and assist Company in servicing such Customers pursuant to the terms and conditions set forth below.

**WHEREAS,** the parties to this Agreement wish to create and define the scope of an Strategic Marketing Partner relationship between them;

**NOW THEREFORE,** in consideration of the mutual promises contained in this Agreement, and other good and valuable consideration and intending to be legally bound hereby, the parties agree as follows:

1. Strategic Marketing Partner will promote and market the business and services of Company to prospective business customers, Strategic Marketing Partner will assist Company's marketing efforts and the furtherance of its business in general, by performing certain tasks including but not limited to the following:

   a. Strategic Marketing Partner commits to developing qualified leads that fit Company's profile of desirable customers and placing $200-million in annual payroll revenue with Company within one year from the date of this agreement. Strategic Marketing Partner agrees to give Company the right of first refusal on all submissions. (strike DA [initials])
   b. Provide assignment of all existing contracts for Customers to Company which shall be a part of this agreement for as long as this agreement shall be in effect.
   c. Provide timely information concerning workers comp claims generated by employees of Company covered by this agreement.
   d. collect information from prospects to facilitate Company making a price quotation;
   e. complete and submit all forms and paperwork Company deems necessary to enroll a new customer;
   f. perform other marketing and support services for Company as it may from time to time require

2. Company will provide for and pay all Employee Wages, All Payroll Taxes, State and Federal Unemployment Insurance, Claims, and Workers Compensation Premiums. Company can also provide the following at an additional fee to clients: recruitment, reference checks, initial interviews, Pre-Employment and Random Drug Testing, Felony Criminal Background Investigation if applicable.

3. Nothing in this Agreement is intended to create an employment relationship or partnership between Company and Strategic Marketing Partner. At all times Strategic Marketing Partner is an independent contractor with respect to Company and its business. Strategic Marketing Partner can recommend the desired WC Carrier for each of its clients it brings to Company, but will have no authority to bind Company to

a contractual relationship of any kind nor the power to modify, alter, or waive any provisions of any contract between Company and its Customers. Company will reserve the right to accept or reject any business produced by Strategic Marketing Partner. All costs and expenses incurred by Strategic Marketing Partner in conjunction with the performance under this Agreement shall be solely the financial responsibility of Strategic Marketing Partner.

4. Company will provide brochures and other written materials to Strategic Marketing Partners both to promote the Company and to assist in transacting business with its customers. The parties acknowledge that the Company's type of business is regulated in some jurisdictions. To ensure that Company's promotional or other printed material complies with such laws Strategic Marketing Partner agrees to submit all self-created written promotional material to Company for review and approval before disseminating such material to prospective customers.

5. Both the COMPANY and the Strategic Marketing Partner recognizes that all of their respective contacts, Strategic Marketing Partners, agents, Customers (herein after known as Proprietary Resources) which Company and Strategic Marketing Partner shall introduce to each other are the proprietary property of the respective companies. Both the COMPANY and the Strategic Marketing Partner agrees that it shall not circumvent one another in making separate agreements with, contacting or consulting with any of each other's Resources which may be introduced to each other without mutual consent. Each party agrees that if they are introduced to any of these Proprietary Resources and if said contact occurs or agreements are made between the contacting party and the Proprietary Resources without prior written consent, that the party with the Proprietary Resources will suffer substantial damages which cannot be adequately estimated and would not have an adequate remedy at law and would be irreparably harmed in the event that the provisions of this paragraph were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the party that was circumvented shall be entitled to equitable relief including injunction and specific performance without necessity to post bond or proving any special damages. Seeking equitable relief shall not be the exclusive remedy for such breach, and may concurrently seek any other relief at law. This promise not to circumvent each other and to maintain confidentiality of Proprietary Information shall survive for a period of two (2) years after termination of this Agreement. See Agreement

6. Company will invoice and collect all payments from Customers directly. Company will calculate the gross profit (as defined in Exhibit B) and will pay Strategic Marketing Partner their share of the profit earned each Monday following the close of the previous week. If a client does not pay its invoice in its entirety, Company will withhold their profit share on that client until paid in full.

7. Stock Incentive Plan. COMPANY desires to incentivize Strategic Marketing Partner to achieve the goals and objectives as described in Section 1.a. For every $1 million in annual net profit achieved, COMPANY will issue 500,000 shares of common stock of STTN under Rule 144. Should STTN submit a registration statement these shares will be included in the registration process. The stock will be issued at a 20% discount to market price Market price shall be determined as the average closing bid price for the prior 90 day period. Net Profit will be determined by using the costs outlined in Exhibit B.

8. Termination of this Agreement. The initial term of this agreement is for one (1) year and can be automatically renewed for another year unless COMPANY or Strategic

Marketing Partner want to terminate this Agreement. The non-terminating party must receive written notice from the terminating party within sixty days of their intent to cancel this Agreement without cause. If either party terminates the Agreement without cause, COMPANY and Strategic Marketing Partner agree to use commercially reasonable efforts to execute a Client Transitions Agreement to allow for transition of the Customers to Strategic Marketing Partner. Notice of termination shall be given by Certified Mail, Return Receipt Requested to the receiving party's last known mailing address and shall be effective upon mailing.

(a) Cancellation For Cause. Either Party shall have the absolute right to terminate this Agreement for Cause. Either Party shall provide to the other party with 10 days' written notice of Party's intent to cancel this Agreement for cause. Either Party may be terminated for cause, if such Party participates in unfair competition, unethical behavior, theft, embezzlement, fraud, violates any state insurance code, issues fraudulent certificates of insurance, violates the terms of the confidentiality or non-compete provisions of this Agreement, or performs any act that is determined to be detrimental to the other Party program.

9. This Agreement constitutes the entire understanding of the parties. No modification to this Agreement will be valid unless in writing, executed by the parties hereto. Neither party may assign the rights and obligations to perform the duties that are set forth in this Agreement. This Agreement will be construed under the laws of the State of California. Any disputes shall be adjudicated in the jurisdiction of Company's domiciled county.

**IN WITNESS WHEREOF,** the parties execute this Agreement the day and the date first written above

| **COMPANY:** | **STRATEGIC MARKETING PARTNER:** |
|---|---|
| SMART-TEK AUTOMATED SERVICES, INC. | UNITED WE STAND CORPORATION |
| Signature | Signature |
| | DINO MILIOTIS |
| Brian Bonar – Chairman & CEO | Dino Miliotis - Owner |
| 6/22/10 | 6/22/10 |
| Date | Date |

## Schedule B

**Fee Schedule for:** UNITED WE STAND CORPORATION

**COMPANY and Strategic Marketing Partner agrees to split the Net Profit on all business brought to COMPANY by Strategic Marketing Partner 50/50. Net profit is calculated by taking the total amount billed to the client less the costs outlined below.**

**Employment Assessments** (as a percentage of gross wages)..............................

- Employer Social Security Taxes (FICA) = 7.65%
- Employer State Unemployment Insurance (SUI) = Smart-Tek's SUI Cost for each State.
- Employer Federal Unemployment Taxes (FUTA) = 0.80%
- Workers' Compensation Fees = 70% of GIC/Ullico/Arch Manual Rate for the clients listed in Schedule A. For new clients, most will adhere to this pricing schedule, however, on occasion, due to client's industry, loss history or state they operate in, we may have to price these unique deals separately and a mutually agreeable fee structure applied.
    1. Deductible Workers Compensation Per Occurrence ..................$1,000
       Minimum deductible on all client contacts unless approved by Smart-Tek. Smart-Tek has the right to apply a higher deductible if needed due to the risk. Deductible must be pre-funded at the time of contract signing.
- Administrative Services Fee =
    1. Company will charge Strategic Marketing Partner 0.50% on gross payroll for all WC Codes, except 8810 & 8742, which will be charged at 0.25%.

**Medical Benefits Plans** – Strategic Marketing Partner will assist in all marketing efforts to communicate Company's benefit plans. Company will split have of the commission it receives from the sale of these products. If a client is requesting a benefit offering that Company does not currently offer, Strategic Marketing Partner may sell its own benefit plans and will split the commission with Company accordingly.

**Additional Fees:**
Set Up Fee: Any set-up fees collected will be split 50%/50%. There will be aminimum set-up fee of $500 on all clients. Strategic Marketing Partner may waive their portion of the set-up fee but must get Company approval to waive Company's portion of set-up fee.
401(k) Fee: Enrollment processing (one time fee per participant).........................TBD
If Strategic Marketing Partner collects funds that belong to Company per agreement, Strategic Marketing Partner must remit those funds to Company immediately.